Exhibit 99.1

NEWS RELEASE

For Immediate Release

CalAmp President and CEO Michael Burdiek Retires; Board of Directors Appoints Jeff Gardner as Interim President and CEO

IRVINE, Calif., March 25, 2020 — CalAmp (Nasdaq: CAMP), a global technology solutions pioneer transforming the mobile connected economy, today announced the retirement of Michael Burdiek from his roles as President, CEO, and a member of the Board of Directors of CalAmp, effective March 25, 2020. Current member of the Board, Jeff Gardner, will become CalAmp’s Interim President and CEO effective immediately. In order to effect a seamless transition, Mr. Burdiek will remain a Senior Advisor to the CEO through May 31, 2021.

“Michael has been an important visionary of CalAmp’s transition to a SaaS business model and has strengthened the company’s position and technology offerings, in the midst of evolving market dynamics,” said A.J. Moyer, Chairman of the Board. “As a result of his leadership, CalAmp has become a global organization with market-leading solutions and platforms with an expanding list of world-class customers. On behalf of the Board of Directors and management team, I would like to thank Michael for his contributions to CalAmp and wish him the very best in his retirement."

Mr. Burdiek commented, “After 14 years with CalAmp, it is time for me to transition into the next phase and retire from these leadership roles.  The company has accomplished much during my tenure, and I am very proud of our achievements and the exceptional leadership team we have built. Jeff has extensive experience as a public company CEO, and I have enjoyed working with him over the last five years while a member of CalAmp’s Board. I look forward to assisting Jeff in a seamless transition of the CEO responsibilities and the ongoing transformational journey of the company.”

“In my five years on CalAmp’s Board, I have been deeply impressed with the commitment of our entire organization to further advance our strategic transformation to a global SaaS solutions provider,” said Gardner. “Today, CalAmp is operating from a position of strength since undergoing this transition, with increased global scale combined with a strong balance sheet. I believe the company can emerge from this current environment by leveraging its competitive strengths to accelerate future growth. I am fully committed to continuing the important work at hand in support of our customers and stakeholders, while also ensuring a smooth and effective transition to a permanent President and CEO.”

Jeff Gardner has served as a member of CalAmp’s Board since 2015. He most recently served as the President and CEO of Brinks Home Security from 2015 until February 2020.  Mr. Gardner also served as President and CEO of Windstream Corporation, a leading provider of advanced network communications and technology solutions, including cloud computing and managed services. Before joining Windstream, Mr. Gardner served as Executive Vice President and CFO of Alltel Corp. Earlier in his career, Mr. Gardner held a variety of senior management positions at 360 Communications, which merged with Alltel in 1998.

Commenting on the CEO transition, Mr. Moyer said, “Jeff brings a tremendous wealth of leadership experience from highly successful growth companies that will be instrumental to his role as interim President and CEO. Jeff has worked in technology his entire professional career and has led the operations of some of the world’s top brands. He also brings continuity of execution and innovative vision to CalAmp’s ongoing strategic transformation.”

The Board will commence a search process to select Mr. Burdiek’s successor and will consider Mr. Gardner as well as external candidates for the position.

About CalAmp

CalAmp (Nasdaq: CAMP) is a global technology solutions pioneer transforming the mobile connected economy. We help reinvent business and improve lives around the globe with technology solutions that streamline complex mobile IoT deployments and bring intelligence to the edge. Our software and subscription-based services, scalable cloud platform and intelligent devices collect and assess business-critical data from mobile assets and their contents. We call this The New How, facilitating efficient decision making, optimizing mobile asset utilization and improving road safety. Headquartered in Irvine, California, CalAmp has been publicly traded since 1983 and has 20 million products installed and over 1.3 million software and services subscribers worldwide. LoJack®, Tracker™ and Here Comes The Bus® are CalAmp brands. For more information, visit calamp.com, or LinkedIn, Facebook, Twitter, YouTube or CalAmp Blog.

CalAmp, CalAmp logo and Here Comes The Bus are among the trademarks of CalAmp and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

Media InquiriesCalAmp Investor Contact:
Angela BaldwinLeanne K. Sievers
Merritt Group for CalAmpShelton Group
650.270.3082949.224.3874
baldwin@merrittgrp.comsheltonir@sheltongroup.com

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